Exhibit 99.1

Contacts
DASAN Zhone Investor Relations:	DASAN Zhone Public Relations:
Tel: +1 510.777.7013	Tel: +1 760.814.8194
Fax: +1 510.777.7001	E: carla.vallone@portavocepr.com
E: investor-relations@dasanzhone.com

DZS Announces Management Transition in Connection with Anniversary of Merger

Oakland, Calif., Sept. 11, 2017 – DASAN Zhone Solutions, Inc. (DZS, formerly known as Zhone Technologies, Inc.) (NASDAQ: DZSI), a global leader in fiber access transformation for enterprise and service provider networks, today announced management transition changes in connection with the first anniversary of the merger with Dasan Network Solutions, Inc. (DNS), and the progress successfully attained in the integration of the businesses of legacy Zhone and DNS.
The legacy Zhone senior management team of James Norrod and Kirk Misaka have been serving as Co-Chief Executive Officer and Chief Financial Officer, respectively, under one-year employment agreements to ensure a smooth transition and integration of the businesses of legacy Zhone and DNS. Given the successful integration over the past year, the Board of Directors of DZS has agreed with Messrs. Norrod and Misaka that they will step down from these positions on September 11, 2017. “A year ago, we knew that the merger could create significant potential value,” stated James Norrod. “Today, we are pleased to see that potential converted into reality through the adoption of best practices, successful integration of our complementary products and the cross selling of those products to our complementary customers. With the successful integration of our businesses, we are seeing improved financial performance led by stronger than expected revenue growth.”
Il Yung Kim, who, together with Mr. Norrod, has served as Co-Chief Executive Officer of DZS since the merger, will continue to serve as the Chief Executive Officer of DZS and has been appointed Acting Chief Financial Officer pending the appointment of a successor Chief Financial Officer, effective September 11, 2017. “The successful merger and integration of our two great companies was accomplished by the leadership of these two individuals,” stated Yung Kim. “We are now fully prepared to compete successfully as a unified and stronger company going forward.”
DZS also announced that Richard Kramlich has resigned from the Board of Directors of DZS, effective as of September 11, 2017, to focus on his many other business endeavors. Mr. Kramlich has served as a member of the Board of legacy Zhone since its inception in 1999, and the Board would like to thank Mr. Kramlich for his tremendous service to the company. “Dick was a founding investor in Zhone and through the years provided the Company with invaluable leadership and support,” stated James Norrod. “He brought me on board in 2014 to find a strategic partner that could help the Company compete over the next twenty years. Together, we found a great solution and now leave the combined Company with a bright future ahead of it.”

About DASAN Zhone
DASAN Zhone Solutions, Inc. is a global leader in broad-based network access solutions. The company provides solutions in five major product areas including broadband access, Ethernet switching, mobile backhaul, passive optical LAN (POL) and software defined networks (SDN). More than 750 of the world’s most innovative network operators, service providers and enterprises turn to DASAN Zhone Solutions for fiber access transformation. DASAN Zhone Solutions is committed to building the fastest and highest quality All IP Multi-Service solution for its customers. DASAN Zhone Solutions is headquartered in Oakland, California.

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